UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 16, 2012

KIWIBOX.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 38thStreet, Suite 1602, New York, New York 10018

(Address of principal executive offices) (Zip Code)

(212) 239-8210

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01 Other Events

 As reported in the Company’s Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 21, 2012, the Company disclosed the following:

 18.  RESTATEMENT

Subsequent to the end of the three month period ended March 31, 2012, the Company discovered that certain errors occurred involving the recognition of certain year-end balances of its German subsidiary, Kwick, as of December 31, 2011. The balances at December 31, 2011 as presented have been restated to reflect the correction of these errors, as follows.

Kwick had cancelled a contract with a customer, which should have resulted in the de-recognition of the related accounts receivable at year-end. A total of 84,000 Euros was incorrectly included the balance of Accounts Receivable. In addition, one of the former principals of Kwick advanced the subsidiary a total of 100,000 Euros in December 2011. This loan payable should have been included as a balance at December 31, 2011, but was incorrectly included in a partner liability that was eliminated at year-end. The offsetting caption for these Balance Sheet discrepancies was Accumulated Other Comprehensive Loss in both cases. A summary of the effect of the restatement follows.

Balance Sheet Item	As Reported	As Restated

Accounts receivable	$492,430	$383,742

Due to related parties	57,874	187,264

Accumulated other
comprehensive loss	(144,872)	(382,950)

The restatement results in a decrease in current and total assets of $108,688, an increase in current and total liabilities of $129,390, and an increase in accumulated other comprehensive loss of $238,078.

The Company intends to file an amendment to its Form 10-K for the year ended December 31, 2011, as soon as practicable to make the adjustments to its financial statements contained therein as shown and described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIWIBOX.COM, INC.

Dated: May 24, 2012	By:	/s/ Craig S. Cody
Craig S. Cody
Chief Financial Officer